Exhibit 2

CONFIDENTIAL	EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

ORBCOMM INC.,

TIMOTHY P. SLIFKIN

and

THOMAS A. ROBINSON

_______________________________

Dated as of February 23, 2011
________________________________

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1

ARTICLE II	PURCHASE AND SALE OF STOCK	1
Section 2.1	Purchase and Sale of Stock	1
Section 2.2	Earn-Out	2
Section 2.3	Closing	2
Section 2.4	Buyer Stock	3

ARTICLE III	BASIC REPRESENTATIONS AND WARRANTIES OF SELLERS	3
Section 3.1	Authority; Binding Obligation	4
Section 3.2	No Breach	4
Section 3.3	Title	4
Section 3.4	No Brokers	4
Section 3.5	Governmental Approvals	4
Section 3.6	Accredited Investor	4
Section 3.7	Investment Intent	4
Section 3.8	Investment Decision	5
Section 3.9	Transfer Restrictions	5
Section 3.10	Disclosure	5
Section 3.11	Company Filings	5
Section 3.12	No Other Representations or Warranties	5

ARTICLE IV	EPRESENTATIONS AND WARRANTIES OF BUYER	5
Section 4.1	Organization	6
Section 4.2	Authority; Binding Obligation	6
Section 4.3	No Breach	6
Section 4.4	Governmental Approvals	6
Section 4.5	No Brokers	6
Section 4.6	Investment Intent	6
Section 4.7	SEC Reports; Financial Statements	6
Section 4.8	Valid Issuance	7
Section 4.9	No Material Adverse Change	7
Section 4.10	No Other Representations or Warranties	8

ARTICLE V	COVENANTS OF SELLERS AND BUYER	8
Section 5.1	Advice of Changes	8
Section 5.2	Public Announcements	8
Section 5.3	Commercially Reasonable Efforts; Further Assurances	8
Section 5.4	Consents	9
Section 5.5	Restriction on Resale of Buyer Stock	9

ARTICLE VI	CONDITIONS TO CLOSING	9
Section 6.1	Conditions to Obligations of Buyer	9
Section 6.2	Conditions to Obligations of Sellers	10

i

ARTICLE VII	TERMINATION	11
Section 7.1	Termination	11
Section 7.2	Effect of Termination	12

ARTICLE VIII	SURVIVAL	12
Section 8.1	Survival	12

ARTICLE IX	INDEMNIFICATION	12
Section 9.1	Indemnification by Seller	12
Section 9.2	Indemnification by Buyer	12
Section 9.3	Procedures for Indemnification	13
Section 9.4	Certain Rights and Limitations	14
Section 9.5	Termination of Indemnification Obligations	15
Section 9.6	Waiver	15
Section 9.7	Exclusive Remedies	16

ARTICLE X	RELEASE	16
Section 10.1	Release	16

ARTICLE XI	GENERAL PROVISIONS	16
Section 11.1	Assignment	16
Section 11.2	Parties in Interest	16
Section 11.3	Amendment	17
Section 11.4	Waiver; Remedies	17
Section 11.5	Effect of Investigation	17
Section 11.6	Fees and Expenses	17
Section 11.7	Notices	17
Section 11.8	Captions; Currency	18
Section 11.9	Entire Agreement	18
Section 11.10	Severability	19
Section 11.11	Consent to Jurisdiction	19
Section 11.12	Exhibits and Schedules; Disclosure	19
Section 11.13	Governing Law	20
Section 11.14	Counterparts	20
Section 11.15	Specific Performance	20
Section 11.16	Interpretation	20

EXHIBITS

Exhibit A	-	Definitions

Exhibit B	-	Form of Registration Rights Agreement

SCHEDULES

Schedule 3.3	-	Equity Interests

ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 23, 2011, by and among ORBCOMM INC., a Delaware corporation ("Buyer"), Timothy P. Slifkin ("Slifkin") and Thomas A. Robinson ("Robinson") (each a "Seller", and collectively, "Sellers").

W I T N E S S E T H :

WHEREAS, each Seller is the record and beneficial owner of the number of shares of common stock of Alanco Technologies, Inc. (the "Company") (the "Stock"), as set forth opposite such Seller's name on Schedule 3.3 hereto;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Buyer to enter into this Agreement, Buyer and Sellers are entering into a voting and support agreement dated as of the date hereof (the "Voting and Support Agreement") pursuant to which, among other things, Sellers have agreed to vote to approve the purchase and sale contemplated by the asset purchase agreement dated as of the date hereof (the "Asset Purchase Agreement") by and between Buyer, the Company and StarTrak Systems, LLC ("StarTrak") and to take certain other actions in furtherance of the transactions contemplated therein, in each case on the terms set forth therein; and

WHEREAS, following the consummation of the above transactions, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the shares of Stock owned by Sellers, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

ARTICLE II

PURCHASE AND SALE OF STOCK

Section 2.1 Purchase and Sale of Stock.

(a) Subject to all of the terms and conditions of this Agreement, at the Closing (i) each Seller will sell, convey, transfer, assign and deliver to Buyer all shares of Stock owned by such Seller set forth on Schedule 3.3 hereto on the Closing Date, free and clear of all Liens, and (ii) Buyer, in reliance on the covenants, representations and warranties of Sellers contained herein, will purchase and acquire from each Seller the shares of Stock set forth on Schedule 3.3.

(b) As consideration for the sale, conveyance, transfer, assignment and delivery by Sellers of the shares of Stock owned by Sellers set forth on Schedule 3.3 on the Closing Date, Buyer will, at the Closing issue and deliver or cause to be issued and delivered to each Seller 0.45651 shares of common stock of Buyer ("Buyer Stock") (evidenced by stock certificates duly registered in the name of such Seller) for each share of Stock being sold to Buyer by such Seller.

Section 2.2 Earn-Out.

(a) In addition to the consideration payable pursuant to Section 2.1(b), as additional consideration, on or before April 30, 2012 (the "Deferred Payment Date"), subject to the terms and conditions set forth below, Buyer will pay to each Seller a dollar amount for each share of Stock being sold to Buyer by such Seller (the aggregate amount to be paid to such Seller, the "Deferred Payment Amount") equal to (i) the Earn-Out Amount (as defined in and as finally determined pursuant to the Asset Purchase Agreement) divided by (ii) a number equal to (x) the total number of outstanding shares of common stock of the Company immediately prior to Closing, less (y) the aggregate number of shares of Company common stock delivered to the Company by Buyer pursuant to Section 4.1(b)(v) of the Asset Purchase Agreement.

(b) The Deferred Payment Amount will be paid by Buyer on or before the Deferred Payment Date in accordance with the following payment procedures: (A) by delivery to such Seller of that number of whole shares of Buyer Stock equal to the Deferred Payment Amount divided by the average closing price of Buyer Stock for the 20-day period ending March 31, 2012 (the "Deferred Payment Market Price") evidenced by stock certificates duly registered in the name of such Seller, (B) at the sole option of Buyer, by wire transfer of immediately available funds to such Seller for an amount in dollars equal to the Deferred Payment Amount, or (C) at the sole option of Buyer, by delivery to such Seller of any combination of shares of Buyer Stock and amounts in dollars, provided that the aggregate value of shares (such shares to be valued at its Deferred Payment Market Price) and cash paid to Parent pursuant to this clause (C) is equal to the Deferred Payment Amount.

(c) Each Seller acknowledges that Total Revenue (as defined in the Asset Purchase Agreement) may be lower than $20.0 million for any number of reasons and, as a result, that such Seller may not be entitled to the payment of any amount under this Section 2.2.

Section 2.3 Closing.

(a) The closing of the purchase and sale of the Stock (the "Closing") will take place (i) at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York, 10112 at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or (ii) at such other place, date and time as Sellers and Buyer may agree.  The date and time at which the Closing actually occurs is referred to herein as the "Closing Date".

(b) At the Closing, Sellers will deliver to Buyer the following:

(i) the aggregate number of shares of Stock owned by Sellers on the Closing Date as set forth on Schedule 3.3 evidenced by stock certificates (with all requisite tax stamps attached), duly endorsed for transfer by delivery or accompanied by stock powers duly executed in blank (in either case, if requested by Buyer, with signatures thereon duly guaranteed or notarized) and any other documents that are necessary to transfer to Buyer good and marketable title to all such Stock free and clear of any Liens;

(ii) the certificate referenced in Section 6.1(d); and

(iii) all other instruments, agreements, certificates and documents required to be delivered by any Seller at or prior to the Closing Date pursuant to this Agreement.

(c) At the Closing, Buyer will deliver the following:

(i) the issuance of Buyer Stock required by Section 2.1(b);

(ii) the certificate referenced in Sections 6.2(d); and

(iii) all other instruments, agreements, certificates and documents required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

Section 2.4 Buyer Stock.  Each stock certificate, book-entry statement, confirmation, transaction statement or other instrument evidencing Buyer Stock issued pursuant to this Agreement shall bear a legend in substantially the following form unless Buyer determines otherwise in compliance with applicable Law:

"THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER, ASSIGNMENT OR OTHER DISPOSITION IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

ARTICLE III

BASIC REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, only as to himself, hereby represents and warrants to Buyer as follows:

Section 3.1 Authority; Binding Obligation.  Such Seller has the capacity, to execute and deliver each Transaction Document delivered or to be delivered by such Seller and to perform all of such Seller's obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.  Each other Transaction Document delivered or to be delivered by such Seller will be duly executed and delivered by such Seller and, when so executed and delivered, will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

Section 3.2 No Breach.  None of the execution, delivery or performance by such Seller of any Transaction Document delivered or to be delivered by such Seller or the consummation of the Transaction does or will, with or without the giving of notice or the lapse of time or both (a) require any Permit applicable to such Seller, or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) any Contract of such Seller, or any of its, his or her Affiliates or (ii) any Law or Permit or other requirement to which such Seller or its, his or her properties or assets are subject, except for those which would not have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate the Transaction.

Section 3.3 Title.  Such Seller has good and marketable title to, and is the record and beneficial owner of, the number of shares of Stock set forth opposite such Seller's name on Schedule 3.3 (and on the Closing Date will have good and marketable title to, and will be the record and beneficial owner of, such Stock set forth on Schedule 3.3), free and clear of any Liens, and will transfer and deliver to Buyer at the Closing good and marketable title to such Stock, free and clear of any Liens.

Section 3.4 No Brokers.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Seller or any Affiliate of such Seller who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction, nor is there any basis for any such fee, commission or payment to be claimed by any Person against such Seller.

Section 3.5 Governmental Approvals.  No material Consent or order of, with or to any Governmental Entity is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance by such Seller of any Transaction Document or the consummation by such Seller of the Transaction.

Section 3.6 Accredited Investor.  Such Seller is an accredited investor as such term is defined in Regulation D under the Securities Act.

Section 3.7 Investment Intent.  Such Seller is acquiring the shares of Buyer Stock pursuant to this Agreement for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of any of such shares in violation of the Securities Act.

Section 3.8 Investment Decision.  Such Seller has been afforded the opportunity, directly or through its Representatives, to ask questions of and receive answers from the management of Buyer concerning the investment in the Buyer Stock and has sufficient knowledge and experience in investing in companies similar to Buyer so as to be able to evaluate the risks and merits of its investment in the Buyer Stock.  Such Seller acknowledges and affirms that it has completed an investigation, analysis and evaluation of Buyer that it deemed necessary or appropriate, and that in making its decision to enter into this Agreement, and consummate the Transaction, it has relied on such investigation, analysis, and evaluation.

Section 3.9 Transfer Restrictions.  Such Seller is aware that the shares of Buyer Stock to be issued to such Seller pursuant to this Agreement have not been registered under the Securities Act or any applicable U.S. state securities laws, and agrees that the Buyer Stock will not be offered or transferred, sold, assigned, pledged, hypothecated, gifted, encumbered or otherwise disposed of except (a) pursuant to a registration statement which has been declared effective under the Securities Act, (b) pursuant to Rule 144 under the Securities Act or (c) pursuant to any other available exemption from the registration requirements of the Securities Act, if in the opinion of counsel reasonably acceptable to Buyer such exemption is applicable.  Such Seller will not transfer any shares of Buyer Stock to be issued to such Seller pursuant to this Agreement in violation of the provisions of any applicable U.S. federal or state or other jurisdiction's securities laws.

Section 3.10 Disclosure.  None of (a) the schedules to this Agreement nor (b) any certificate provided to Buyer by such Seller pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.11 Company Filings.  Such Seller has no knowledge of any untrue statement of a material fact or omission to state a material fact required to be stated or necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading in any public report filed with the SEC by the Company pursuant to the Exchange Act for the two years preceding the date hereof.

Section 3.12 No Other Representations or Warranties.  The parties acknowledge and agree that except for the representations and warranties made by Sellers in this Agreement, none of the Sellers (nor any Person on behalf of any of them) in their capacity as Sellers makes any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the Transaction, and for the avoidance of doubt no Seller (in his capacity as Seller) shall make or be deemed to have made any representations or warranties contained in the Asset Purchase Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

Section 4.1 Organization.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Authority; Binding Obligation.  Buyer has all requisite corporate power and authority to execute and deliver each Transaction Document delivered or to be delivered by Buyer and to perform all of its obligations under the Transaction Documents.  The execution, delivery and performance by Buyer of each Transaction Document delivered or to be delivered by Buyer and the consummation by Buyer of the Transaction have been or will be duly authorized by all necessary and proper corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.  Each other Transaction Document to be delivered by Buyer will be duly executed and delivered by Buyer and, when so executed and delivered, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights in general and by general principles of equity.

Section 4.3 No Breach.  None of the execution, delivery or performance by Buyer of any Transaction Document delivered or to be delivered by Buyer or the consummation by Buyer of the Transaction does or will, with or without the giving of notice or the lapse of time or both, conflict with, or result in a breach or violation of or a default under (a) the Certificate of Incorporation or By-Laws of Buyer, (b) any Contract of Buyer or (c) any Law or Permit or other requirement to which Buyer or its properties or assets are subject, except, in the case of items (b) and (c) above only, for those which would not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transaction.

Section 4.4 Governmental Approvals.  No material Consent or order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of any Transaction Documents or the consummation by Buyer of the Transaction.

Section 4.5 No Brokers.  Except for Raymond James, whose fees shall be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who is or might be entitled to any fee, commission or payment in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction, nor is there any basis for any such fee, commission or payment to be claimed by any Person against Buyer.

Section 4.6 Investment Intent.  Buyer is purchasing the Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

Section 4.7 SEC Reports; Financial Statements.  Buyer has filed with the SEC all reports, including amendments thereto, required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended.  In the case of unaudited interim financial statements, such statements include all adjustments (including normal recurring accruals) necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the periods presented.

Section 4.8 Valid Issuance.  The shares of Buyer Stock to be issued to Sellers pursuant to Section 2.1(b) have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws.

Section 4.9 No Material Adverse Change.  Since September 30, 2010, except as identified and described in the SEC Reports, there has not been:

(a) any change in the consolidated assets, liabilities, financial condition or operating results of Buyer from that reflected in the financial statements included in Buyer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 or any subsequent Form 8-K, except for changes in the ordinary course of business or changes which have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate;

(b) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of Buyer, or any redemption or repurchase of any securities of Buyer;

(c) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of Buyer or its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate;

(d) any waiver, not in the ordinary course of business, by Buyer or any of its Subsidiaries of a right or of a debt owed to it which has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate;

(e) any change or amendment to Buyer's Certificate of Incorporation (other than inclusion of the terms of Buyer’s preferred stock as contemplated by the Asset Purchase Agreement) or Bylaws;

(f) any material transaction entered into by Buyer or any of its Subsidiaries other than in the ordinary course of business which has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate;

(g) the loss of the services of any key employee, or material change in the composition or duties of the senior management of Buyer or any of its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, individually or in the aggregate; or

(h) the loss or threatened loss of any customer which has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer.

Section 4.10 No Other Representations or Warranties.  The parties acknowledge and agree that except for the representations and warranties made by Buyer in this Agreement, Buyer (nor any Person on behalf of Buyer) does not make any representation or warranty to Sellers, express or implied, at law or in equity, with respect to the Transaction, and for the avoidance of doubt Buyer shall not make or be deemed to have made any representations or warranties contained in the Asset Purchase Agreement.

ARTICLE V

COVENANTS OF SELLERS AND BUYER

Section 5.1 Advice of Changes.  Each of the Sellers, on the one hand, and Buyer, on the other hand, will give prompt notice to the other upon becoming aware of (i) the occurrence, or failure to occur, of any event or other development which would be likely to cause any representation or warranty of such party contained in any Transaction Document to be untrue or inaccurate in any respect and (ii) any failure on its part to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document on or prior to the Closing Date.  The notifying party will use its commercially reasonable efforts to prevent or promptly remedy any matter which is or would be the subject of any such notice.  No notice pursuant to this Section 5.1 will be deemed to amend or otherwise modify or affect any representations or warranties, covenants, obligations, agreements or conditions set forth herein, amend any schedule hereto or limit or otherwise affect any available remedies.

Section 5.2 Public Announcements.  No press release or announcement concerning the Transaction will be issued by any Seller without the prior consent of Buyer or by Buyer without the prior consent of Sellers, except as such release or announcement may be required by law, rule or regulation or the listing requirements of any applicable stock exchange, in which case the Person required to make the release or announcement will allow the Person whose consent would otherwise be required reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.3 Commercially Reasonable Efforts; Further Assurances.

(a) Each Seller will use its commercially reasonable efforts to cause to be fulfilled the conditions to the obligations of Buyer set forth in Section 6.1 and Buyer will use its commercially reasonable efforts to cause to be fulfilled the conditions to the obligations of Sellers set forth in Section 6.2.

(b) From time to time, as and when requested by any party to this Agreement, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such reasonable actions, as such other party may reasonably deem necessary or desirable to consummate the Transaction.

(c) Anything contained in this Agreement to the contrary notwithstanding, none of the parties to this Agreement or their Affiliates will be required to commence litigation or divest or hold separate any business or assets or limit or restrict its rights or ability to engage in any business or activity in connection with the consummation of the Transaction.

Section 5.4 Consents.  Promptly after the date of this Agreement, Sellers will (a) make all filings required by Law to be made by them in connection with the Transaction Documents or the consummation of the Transaction, (b) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Law to make in connection with the Transaction Documents or the consummation of the Transaction and (c) use commercially reasonable efforts to obtain all Consents and orders of all Persons required to be obtained, and deliver all notices required to be provided by Sellers, in each case in connection with the execution, delivery and performance by Sellers of the Transaction Documents and the consummation of the Transaction.

Section 5.5 Restriction on Resale of Buyer Stock.  During the one (1) year period beginning on the Closing Date, each Seller shall not sell or otherwise distribute more than twenty percent (20%) of the total number of shares of Buyer Stock received by such Seller pursuant to Sections 2.1(b) and 2.2 (including any shares delivered in respect of or based on the Deferred Payment Amount to the extent actually delivered to such Seller) in any month following the effective date of the registration statement to be filed by Buyer in accordance with the registration rights agreement attached hereto as Exhibit B (the "Registration Rights Agreement").

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Transaction are subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties set forth in Articles III (i) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof; and (ii) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date as if made on such date (except where such representations and warranties are by their express terms made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date).

(b) Performance of Obligations of Sellers.  Each and all of the covenants and agreements of Sellers to be performed or complied with pursuant to the Transaction Documents on or prior to the Closing Date shall have been fully performed and complied with in all material respects.

(c) No Injunctions or Restraints.  No Law enacted, entered, enforced, promulgated, issued or deemed applicable to the Transaction or any other action taken by any court or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect.

(d) Sellers' Certificate.  Sellers shall have executed and delivered to Buyer a certificate dated the Closing Date, in a form reasonably acceptable to Buyer, executed by each Seller, certifying to the fulfillment and satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b).

(e) Asset Purchase Agreement.  The closing of the transactions contemplated by the Asset Purchase Agreement shall occur concurrently with the Closing hereof.

(f) Intellectual Property Rights.  Each Seller shall have assigned to Buyer, at the Closing, or to StarTrak, prior to Closing, all rights, title and interest of such Seller in and to any Business Intellectual Property not held in the name of StarTrak (other than any Business Intellectual Property licensed to StarTrak), and any patents included in such Business Intellectual Property thereby assigned shall be in good standing.

Section 6.2 Conditions to Obligations of Sellers.  The obligations of Sellers to effect the Transaction are subject to the satisfaction or waiver by Sellers at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer set forth in Article IV (i) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations and warranties shall be true and correct in all respects) as of the date hereof; and (ii) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date as if made on such date (except where such representations and warranties are by their express terms made as of a specific date, in which case such representations and warranties shall be true and correct as of such specific date).

(b) Performance of Obligations of Buyer.  Each and all of the covenants and agreements of Buyer to be performed or complied with pursuant to the Transaction Documents on or prior to the Closing Date shall have been fully performed and complied with in all material respects.

(c) No Injunctions or Restraints.  No Law enacted, entered, enforced, promulgated, issued or deemed applicable to the Transaction or any other action taken by any court or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect.

(d) Buyer's Certificate.  Buyer shall have executed and delivered to Sellers a certificate dated the Closing Date, in a form reasonably acceptable to Sellers, executed by an officer of Buyer, certifying to the fulfillment and satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

ARTICLE VII

TERMINATION

Section 7.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written agreement of Buyer and Sellers;

(b) by written notice by Buyer to Sellers or by Sellers to Buyer, if the Closing Date shall not have occurred on or before June 30, 2011, except that neither Buyer, on the one hand, nor Sellers, on the other hand, may so terminate this Agreement if the absence of such occurrence is due to the breach by Buyer, on the one hand, or any Seller, on the other hand, of any of its representations, warranties, covenants or agreements under this Agreement or any other Transaction Document;

(c) by written notice by Buyer to Sellers or by Sellers to Buyer, if there shall be any law that makes consummation of the Transaction illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable;

(d) by written notice by Buyer to Sellers, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of any Seller set forth in this Agreement, or if any representation or warranty of any Seller set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 6.1(a) or Section 6.1(b), as the case may be, would not be satisfied as of such time, provided that if such breach is curable by any such Seller prior to June 30, 2011 through the exercise of such Seller's commercially reasonable efforts, then for so long as such Seller continues to exercise such commercially reasonable efforts to cure the same, Buyer may not terminate this Agreement pursuant to this Section 7.1(d);

(e) by written notice by Sellers to Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied as of such time, provided that if such breach is curable by Buyer prior to June 30, 2011 through the exercise of its commercially reasonable efforts, then for so long as Buyer continues to exercise such commercially reasonable efforts to cure the same, Sellers may not terminate this Agreement pursuant to this Section 7.1(e); or

(f) by written notice by Buyer to Sellers if the closing of the transactions contemplated by the Asset Purchase Agreement shall not occur.

Section 7.2 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than with respect to Section 5.2, Section 7.2 and Article X, which shall continue in effect) shall thereafter become void and have no effect, without any liability on the part of any party or its Affiliates or Representatives in respect thereof, except that nothing herein will relieve any party from liability for any breach of this Agreement or any other Transaction Document.

ARTICLE VIII

SURVIVAL

Section 8.1 Survival.

(a) The representations and warranties of each Seller contained in Article III (other than Section 3.3) and of Buyer contained in Article IV (other than Section 4.8) will survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date and will continue in full force and effect until fifteen (15) months after the Closing Date and then terminate and expire with respect to any theretofore unasserted claims arising out of or otherwise in respect of any breach or inaccuracy of such representations and warranties.

(b) The representations and warranties of each Seller contained in Section 3.3 and of Buyer contained in Section 4.8 will survive the execution and delivery of this Agreement, the consummation of the Transaction and the Closing Date without time limitation.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Seller.  Each Seller shall, severally and not jointly, indemnify, defend and hold harmless Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Group") from and against, and pay or reimburse, as the case may be, the Buyer Group for, any and all Damages, as incurred, suffered by Buyer or any other member of the Buyer Group directly or indirectly based upon, arising out of or otherwise relating to or in respect of:

(a) any breach or inaccuracy of any representation or warranty contained in Article III on the date of this Agreement or on the Closing Date; and

(b) any breach of any covenant or agreement of such Seller contained in any Transaction Document.

Section 9.2 Indemnification by Buyer.  Buyer shall indemnify, defend and hold harmless Sellers and their respective Affiliates and their respective Representatives (collectively, the "Seller Group") from and against, and pay or reimburse, as the case may be, the Seller Group for, any and all Damages, as incurred, suffered by Sellers or any other member of the Seller Group directly or indirectly based upon, arising out of or otherwise in any way relating to or in respect of:

(a) any breach or inaccuracy of any representation or warranty contained in Article IV on the date of this Agreement or on the Closing Date; and

(b) any breach of any covenant or agreement of Buyer contained in any Transaction Document.

Section 9.3 Procedures for Indemnification.

(a) If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (and who is not an Affiliate of a party to this Agreement) as to which a party (the "Indemnifying Party") may be obligated to provide indemnification pursuant to this Agreement (a "Third Party Claim"), such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give any such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have demonstrated that it has been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnitee and the Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnifying Party will be entitled to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof as long as the Indemnifying Party diligently conducts such defense; provided that, if (i) in any Indemnitee's reasonable judgment a conflict of interest exists in respect of such claim or (ii) any Indemnifying Party fails to provide reasonable assurance to the Indemnitee (upon request of the Indemnitee) of such Indemnifying Party's financial capacity to defend such Third Party Claim and provide indemnification with respect thereto, such Indemnitee will have the right to employ separate counsel to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel will be paid by such Indemnifying Party.  If the Indemnifying Party assumes the defense of any such Third Party Claim, each Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof or failed to diligently conduct the defense thereof, or if it does not expressly elect to, or is not entitled to, assume the defense thereof (including, in the case of a failure of the Indemnifying Party to acknowledge its indemnification obligation as aforesaid).  If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all developments relating to or in connection with such Third Party Claim (including, without limitation, providing to the Indemnitee on request updates and summaries as to the status thereof).  If the Indemnifying Party is entitled to and chooses to defend a Third Party Claim, at the request of the Indemnifying Party all the Indemnitees will reasonably cooperate with the Indemnifying Party in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party).

(c) Notwithstanding anything to the contrary contained herein, no Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee's prior written consent; provided, however, that, without limiting the Indemnitee's rights set forth in this sentence, the Indemnitee may refuse to agree to any settlement, compromise or discharge (w) that does not obligate the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim, (x) that does not provide for the unconditional and irrevocable release of the Indemnitee and its Affiliates (pursuant to a release which is reasonably satisfactory to the Indemnitee) completely from all Liability in connection with such Third Party Claim, (y) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates or (z) that, in the reasonable opinion of the Indemnitee, would otherwise adversely affect the Indemnitee or any of its Affiliates.  If each Indemnifying Party unconditionally and irrevocably acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim and is entitled to assume, and is diligently conducting, the defense thereof, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld).

(d) Any claim on account of Damages which does not involve a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought.  The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have demonstrated that it has been actually prejudiced as a result of such failure.

Section 9.4 Certain Rights and Limitations.

(a) No monetary amount shall be payable by Sellers to any member of the Buyer Group with respect to the indemnification of any claims pursuant to Section 9.1(a) with respect to representations and warranties contained in Article III (other than Section 3.3) until the aggregate amount of Damages actually incurred by the Buyer Group with respect to such claims exceeds $25,000 in the aggregate, in which event Sellers shall be responsible for the excess amount of such Damages.  No monetary amount shall be payable by Buyer to any member of the Seller Group with respect to the indemnification of any claims pursuant to Section 9.2(a) with respect to representations and warranties contained in Article IV (other than Section 4.8) until the aggregate amount of Damages actually incurred by the Seller Group with respect to such claims exceeds $25,000 in the aggregate, in which event Buyer shall be responsible for the excess amount of such Damages.

(b) No monetary amount shall be payable by Sellers to any member of the Buyer Group with respect to the indemnification of any claims pursuant to Section 9.1(a) with respect to representations and warranties contained in Article III (other than Section 3.3) once the aggregate amount of Damages actually paid to the Buyer Group with respect to such claims is equal to (i) one-half of the total aggregate value of the consideration to be paid by Buyer under this Agreement if each Seller had no knowledge, as of the Closing, of the breach of warranty or representation for which indemnification is sought, or (ii) the total aggregate value of the consideration to be paid by Buyer under this Agreement if any Seller had knowledge, as of the Closing, of the breach of warranty or representation for which indemnification is sought.  No monetary amount shall be payable by Buyer to any member of the Seller Group with respect to the indemnification of any claims pursuant to Section 9.2(a) with respect to representations and warranties contained in Article IV (other than Section 4.8) once the aggregate amount of Damages actually paid to the Seller Group with respect to such claims is equal to (i) one-half of the total aggregate value of the consideration to be paid by Buyer under this Agreement if Buyer had no knowledge, as of the Closing, of the breach of warranty or representation for which indemnification is sought, or (ii) the total aggregate value of the consideration to be paid by Buyer under this Agreement if Buyer had knowledge, as of the Closing, of the breach of warranty or representation for which indemnification is sought.

(c) The amount of Damages for which indemnification is provided under this Agreement will be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the purchase price for tax purposes) and (ii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages.  In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party will be deemed to be subject to the applicable Federal, state, local and/or local country income taxes at the maximum statutory rate then in effect.  Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the purchase price for Tax purposes unless a determination (as defined in Section 1313 of the Code) or a similar event under foreign Tax Law with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the purchase price for United States Federal income tax purposes or foreign Tax purposes, as the case may be.

(d) The rights and remedies of any party hereto based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to satisfy any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant, agreement or condition as to which there is or is not an inaccuracy, breach or failure to satisfy.

Section 9.5 Termination of Indemnification Obligations.  The obligations of each party to indemnify, defend and hold harmless Indemnitees (a) pursuant to Sections 9.1(a) and 9.2(a), shall terminate when the applicable representation or warranty expires pursuant to Article VIII, and (b) pursuant to Sections 9.1(b) and 9.2(b), shall terminate upon the expiration of all applicable statutes of limitation (giving effect to any extensions thereof); provided, however, that as to each of clauses (a) and (b) above, such obligations to indemnify, defend and hold harmless shall not terminate with respect to any individual item as to which the Indemnitee shall have, before the expiration of the applicable period, made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

Section 9.6 Waiver.  The waiver of any condition based on the accuracy of any representation or warranty pursuant to any Transaction Document, or on the performance of or compliance with any covenant, agreement or obligation pursuant to any Transaction Document, will not affect any right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, agreements or obligations.

Section 9.7 Exclusive Remedies.  Except for remedies that cannot be waived as a matter of Law, claims of fraud or intentional breach or misrepresentation and injunctive relief (including specific performance), the remedies provided in this Article IX shall be the exclusive remedies after the Closing of the parties hereto and their respective heirs, successors and permitted assigns with respect to any breach of any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE X

RELEASE

Section 10.1 Release.  For and in consideration of the amounts payable to each Seller hereunder, effective as of the Closing Date, each Seller hereby irrevocably releases, acquits and forever discharges Buyer and each of its respective present, former and future Affiliates (other than the Company and StarTrak) and each of its and such Affiliates' respective present, former and future managers, Representatives, trustees, Subsidiaries and employees and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, Damages, responsibilities, covenants, Contracts, controversies, and Actions whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which such Seller, or its heirs, executors, administrators, successors or assigns ever had, now has, or hereafter may have or shall have against Buyer or any other Person referred to above arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the Closing, including with respect to (i) any account or Contract between the Company or StarTrak, on the one hand, and such Seller or any Affiliate of such Seller, on the other hand, (ii) any unpaid salary liability through June 30, 2010, (iii) any unpaid salary liability from June 30, 2010 through December 31, 2010 (including interest on all deferred compensation), (iv) any unpaid salary liability up to the Closing Date, (v) any unpaid funding fee liability, (vi) any pending deal closing bonus liability, and (vii) any pending funding fee liability, except for claims based solely upon  breaches of the express provisions of any Transaction Document to which such Seller and Buyer are parties.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Assignment.  No party to this Agreement will convey, assign or otherwise transfer any Transaction Document or any of its rights or obligations under any Transaction Document without the prior written consent of Sellers (in the case of an assignment by Buyer) or of Buyer (in the case of an assignment by any Seller), except that Buyer may (without obtaining any consent) assign its rights, interests or obligations under any Transaction Documents, in whole or in part, to any successor to all or any portion of its business or to any Affiliate of Buyer.  Any conveyance, assignment or transfer requiring the prior written consent of Sellers or Buyer which is made without such consent will be void ab initio.  No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 11.2 Parties in Interest.  This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that members of the Buyer Group and the Seller Group will be entitled to the rights to indemnification provided to the Buyer Group and the Seller Group, respectively, hereunder.

Section 11.3 Amendment.  This Agreement may not be amended, modified or supplemented except by a written agreement executed by Buyer and Sellers.

Section 11.4 Waiver; Remedies.  Any term or condition of this Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party.  No failure or delay on the part of Buyer or any Seller in exercising any right, power or privilege under any Transaction Document will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege under any Transaction Document operate as a waiver of any other right, power or privilege under any Transaction Document, nor will any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege under any Transaction Document.  Except as set forth in Section 9.7, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 11.5 Effect of Investigation.  All representations, warranties, covenants and agreements made by Sellers (or any Seller) in this Agreement or in any other Transaction Document shall not be affected or deemed waived by (i) any investigation made by or on behalf of Buyer, or (ii) knowledge obtained (or capable of being obtained) as a result of such investigation or otherwise.

Section 11.6 Fees and Expenses.  Each of the Sellers, on the one hand, and Buyer, on the other hand, will pay without right of reimbursement from the other, all of their respective costs and expenses incident to the performance of their respective obligations hereunder, including the fees and disbursements of counsel, accountants, experts and consultants employed by the respective parties in connection with the Transaction, whether or not the Transaction is consummated; provided that this Section 11.6 shall not limit any Person's right to recover Damages pursuant to Article IX or for any breach of this Agreement.

Section 11.7 Notices.  All notices, requests, claims, demands and other communications required or permitted to be given under any Transaction Document shall be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three business days after being so mailed (one business day in the case of express mail or overnight courier service).  All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 11.7:

(a)	If to Buyer: ORBCOMM Inc. 2115 Linwood Avenue Suite 100 Fort Lee, NJ 07024
	Attention: Telecopy: E-mail:	Christian G. LeBrun, Esq. (703) 433-6400 lebrun.chris@orbcomm.com with a copy to:
Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10112
	Attention: Telecopy: E-mail:	Sey-Hyo Lee (212) 541-5369 shlee@chadbourne.com
(b)	If to Slifkin: Timothy P. Slifkin 47A Lake Road Morristown, NJ 07906
	E-mail:	tslifkin@gmail.com
(c)	If to Robinson:
Thomas A. Robinson 3 Connet Lane Mendham, NJ 07945
	E-mail:	thosrobinson@hotmail.com

Section 11.8 Captions; Currency.  The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.  Unless otherwise specified, all references herein to numbered articles and sections are to articles and sections of this Agreement and all references herein to schedules and exhibits are to schedules and exhibits to this Agreement.  Unless otherwise specified, all references contained in any Transaction Document, in any exhibit or schedule referred to therein or in any instrument or document delivered pursuant thereto to dollars or "$" shall mean United States Dollars.

Section 11.9 Entire Agreement.  This Agreement and the other Transaction Documents collectively constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement and the other Transaction Documents supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

Section 11.10 Severability.  If any provision of any Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

Section 11.11 Consent to Jurisdiction.

(a) Each of the Sellers and Buyer hereby irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the courts of the State of New Jersey and (ii) the United States District Court for the District of New Jersey for the purposes of any Action arising out of or relating to the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof.  Each Seller agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Seller's address set forth in Section 11.7 will be effective service of process upon such Seller for any Action brought against it in any such court with respect to any matters to which it has submitted to jurisdiction as set forth above.  Buyer agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to Buyer's address set forth in Section 11.7 will be effective service of process for any Action brought against it in any such court with respect to any matters to which it has submitted to jurisdiction as set forth above.  Each of the Sellers and Buyer irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to the Transaction, this Agreement or any other Transaction Document, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof in (i) the courts of the State of New Jersey or (ii) the United States District Court for the District of New Jersey, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, Sellers and Buyer agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.

(b) EACH OF THE SELLERS AND BUYER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ANY PROVISION HEREOF OR THEREOF OR THE BREACH, PERFORMANCE, ENFORCEMENT, VALIDITY OR INVALIDITY HEREOF OR THEREOF.

Section 11.12 Exhibits and Schedules; Disclosure.  All exhibits and schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Capitalized terms used in any other Transaction Document or in the schedules or exhibits hereto or thereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 11.13 Governing Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of New Jersey applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 11.14 Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile, PDF and/or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 11.15 Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of any Transaction Document, the party or parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative.  The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

Section 11.16 Interpretation.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any Federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation" and (iv) the word "or" shall not be exclusive.

(b) For purposes of this Agreement, “knowledge” or “aware of” or a similar phrase with respect to each Seller shall mean the knowledge of such Seller, if any such Person is actually aware of such fact or other matter.

(c) For purposes of this Agreement, “knowledge” or “aware of” or a similar phrase with respect to Buyer shall mean the actual knowledge of any executive officer or director of Buyer if any such Person is actually aware of such fact or other matter.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

ORBCOMM INC.
By:	/s/ Marc Eisenberg
Name: Marc Eisenberg Title: Chief Executive Officer

TIMOTHY P. SLIFKIN
/s/ Timothy P. Slifkin

THOMAS A. ROBINSON
/s/ Thomas A. Robinson

Exhibit A

Definitions

For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

"Action" means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Agreement" means this Stock Purchase Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

"Asset Purchase Agreement" shall have the meaning set forth in the recitals to this Agreement.

"Business" means the business and operations of StarTrak, including (i) researching, developing, designing, engineering, selling, distributing, installing, modifying, servicing and supporting wireless asset and GPS tracking and monitoring products and services and (ii) activities related to the foregoing.

"Business Intellectual Property" means all Intellectual Property owned or used by StarTrak or that was developed by or for the Business.

"Buyer" shall have the meaning set forth in the preamble to this Agreement.

"Buyer Group" shall have the meaning set forth in Section 9.1.

"Buyer Stock" shall have the meaning set forth in Section 2.1(b).

"Closing" shall have the meaning set forth in Section 2.3(a).

"Closing Date" shall have the meaning set forth in Section 2.3(a).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning set forth in the recitals to this Agreement.

"Consents" means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

"Contract" means, with respect to any Person, all agreements, contracts, obligations, commitments and arrangements (whether written or oral) (a) to which such Person is a party, (b) under which such Person has any rights, (c) under which such Person has any Liability or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.

"Damages" means any and all losses, Liabilities, claims, damages, deficiencies, diminutions in value, fines, payments, Taxes, Liens, costs and expenses, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Actions or other legal matters; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; and reasonable costs and expenses, including attorneys', accountants' and other experts' fees and expenses, incurred in investigating, preparing for or defending against any such Actions or other legal matters or in asserting, preserving or enforcing an Indemnitee's rights hereunder).

"Deferred Payment Date" shall have the meaning set forth in Section 2.2(a).

"Deferred Payment Amount" shall have the meaning set forth in Section 2.2(a).

"Deferred Payment Market Price" shall have the meaning set forth in Section 2.2(b).

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.

"GAAP" means United States generally accepted accounting principles as in effect on the date of this Agreement, consistently applied.

"Governmental Entity" means, in any jurisdiction, any (i) federal, state, local, foreign or international government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Indemnifying Party" shall have the meaning set forth in Section 9.3(a).

"Indemnitee" means any member of the Buyer Group or the Seller Group who or which may seek indemnification under this Agreement.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including utility and design patents, industrial designs and utility models), patent applications and patent and invention disclosures, and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; (b) all registered and unregistered trademarks, service marks, trade names, domain names, trade dress, logos, business, corporate and product names and slogans, worldwide, and registrations and applications for registration thereof along with all goodwill associated therewith and symbolized thereby; (c) all copyrights in copyrightable works, and all other rights of authorship, worldwide, and all applications, registrations and renewals in connection therewith; (d) all mask works and semiconductor chip rights, worldwide, and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information); (f) all Software; (g) all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction worldwide; (h) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); and (i) all other proprietary, intellectual property and other rights relating to any or all of the foregoing , including all work performed as “work for hire.”

"knowledge", with respect to Sellers, shall have the meaning set forth in Section 11.16(b) and, with respect to Buyer shall have the meaning set forth in Section 11.16(c).

"Laws" means all laws, statutes, constitutions, treaties, rules, regulations, legal requirements, directives, ordinances, codes, judgments, rulings, orders, writs, decrees, stipulations, injunctions and determinations of all Governmental Entities.

"Liability" means any and all claims, debts, liabilities, claims, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Law, Contract, breach, violation, infringement or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

"Lien" means any charge, "adverse claim" (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other claim, community property interest, condition, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Material Adverse Effect" means with respect to Buyer, any circumstance, condition, event, occurrence, change, effect or development that, individually or in the aggregate, is, or is reasonably likely to be, materially adverse to (a) the business, condition (financial or otherwise), operations, results of operations, assets or liabilities of Buyer, taken as a whole, or (b) the ability of Buyer to consummate the Transaction.

"Permits" means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

"Person" means any individual, firm, partnership, joint venture, trust, corporation, limited liability entity, unincorporated organization, estate or other entity (including a Governmental Entity).

"Registration Rights Agreement" shall have the meaning set forth in Section 5.5.

"Representatives" means, with respect to any Person, such Person's directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

"Robinson" shall have the meaning set forth in the preamble to this Agreement.

"SEC" shall mean the Securities and Exchange Commission.

"SEC Reports" shall have the meaning set forth in Section 4.7.

"Securities Act" means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

"Seller" or “Sellers” shall have the meaning set forth in the preamble to this Agreement.

"Seller Group" shall have the meaning set forth in Section 9.2.

"Slifkin" shall have the meaning set forth in the preamble to this Agreement.

"StarTrak" shall have the meaning set forth in the recitals to this Agreement.

"Stock" shall have the meaning set forth in the recitals to this Agreement.

"Taxes" means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto.

"Third Party Claim" shall have the meaning set forth in Section 9.3(a).

"Transaction" means the transactions contemplated by the Transaction Documents.

"Transaction Documents" means this Agreement, the Voting and Support Agreement and all other instruments, certificates and documents delivered or required to be delivered by Buyer or any Seller pursuant to this Agreement.

"Voting and Support Agreement" shall have the meaning set forth in the recitals to this Agreement.

Schedule 3.3

Equity Interests

Seller Name	Number of Shares of Stock Owned by Seller
Timothy P. Slifkin	289,149
Thomas A. Robinson	190,309